Exhibit 99.1

Diplomat to expand infusion services with acquisition of BioRx

FLINT, Mich. — February 26, 2015 — Click here for additional information regarding the transaction

Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced today it has signed a definitive agreement to acquire BioRx, LLC, a highly specialized pharmacy and infusion services company that provides treatments for patients with ultra-orphan and rare, chronic diseases based in Cincinnati, Ohio. Under the terms of the Agreement, Diplomat will purchase BioRx for $210 million cash, and $105 million in Diplomat common stock upon the closing of the transaction, which is expected to occur in March 2015. The transaction will provide Diplomat with an expected future tax benefit of approximately $50 million.  Under the terms of a one year contingent earnout, BioRx can earn an additional $35 million in Diplomat common stock upon achieving an EBITDA-based metric.  In 2014, BioRx generated approximately $227 million in revenue and $23 million in EBITDA. The transaction is expected to be accretive to Diplomat’s earnings per share in the first full year following the closing of the transaction.

Phil Hagerman, Chairman and CEO of Diplomat commented, “We are very excited to expand Diplomat’s infusion services with the acquisition of BioRx. The combined resources of both companies will make us much stronger and unique within the infusion services industry.” Mr. Hagerman continued, “The specialty pharmacy market has evolved substantially over the last decade and this partnership will help Diplomat be even more prepared to grow and thrive in the years to come.”

“We are proud and excited to join the Diplomat family of companies,” said Phil Rielly, co-founder of BioRx. “Diplomat’s dedication to patient care is unique in the specialty pharmacy industry and aligns very well with the goals of BioRx.”

“Since we started BioRx in 2004, our goal has been to build the country’s most patient-centered specialty pharmacy that focuses on chronic and complex therapies. Diplomat shares this focus and represents the right partner, at the right time, for us to continue our mission into the future”, said Eric Hill, co-founder of BioRx.

Both BioRx co-founders, Phil Rielly and Eric Hill, have made multi-year commitments to help lead the combined infusion services organization going forward.  In addition, all individuals and entities receiving Diplomat common stock as part of this transaction will be subject to certain lock-up restrictions on such shares, for at least six months after closing.

In connection with the pending transaction, Diplomat has obtained committed financing from GE Capital, the agent under Diplomat’s existing revolving line of credit.  Subject to market conditions, Diplomat expects to fund the cash component of the purchase price with the financing led by GE Capital along with cash on hand.

Bass, Berry & Sims PLC and Honigman, Miller, Schwartz and Cohn LLP are acting as legal advisors to Diplomat. Choate Hall & Stewart are advising BioRx.

Further information regarding the material terms and conditions contained in the definitive stock purchase agreement will be included in Diplomat’s Current Report on Form 8-K, which will be filed with the SEC in connection with the transaction.

About Diplomat

Diplomat (NYSE: DPLO) serves patients and physicians in all 50 states. Headquartered in Flint, Michigan, the company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, HIV, specialized infusion therapy and many other serious or long-term conditions. Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.” Today, that tradition continues — always focused on improving patient care and clinical adherence. For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

About BioRx

BioRx is a highly specialized pharmacy and infusion services provider that provides treatments for patients with ultra-orphan and rare, chronic diseases. In addition to pharmacy and infusion services, BioRx also serves health plans and payer organizations with comprehensive data analytics and outcomes reporting. The company’s clinical staff reaches patients in all 50 states and operates dispensing facilities in Ohio, Massachusetts, North Carolina, Iowa, Minnesota, Arizona and California. To learn more, visit www.biorx.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include the Company’s expectations regarding the closing of the acquisition and the timing thereof, future tax benefits, and the financial and operational performance of the combined entities. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: the ability of the parties to consummate the acquisition on the terms set forth in the purchase agreement in a timely manner or at all; the ability to obtain governmental approvals for the acquisition; delays in completing the transaction or delays or difficulties in integrating the combined businesses; general economic conditions in the regions and industries in which the parties operate; and the ability to achieve cost savings and operating synergies and the timing thereof.  The foregoing transaction risks should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including “Risk Factors” in Diplomat’s prospectus dated October 9, 2014 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:

Bob East, Westwicke Partners
443.213.0500 | diplomat@westwicke.com

MEDIA CONTACT:
Jenny Cretu, Diplomat
810.768.9370 | jcretu@diplomat.is